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                                                                  Exhibit (a)(4)

                           Offer to Purchase for Cash
           Up to $514,286,000 Aggregate Principal Amount at Maturity
                 of Zero Coupon Convertible Debentures Due 2018

                                       of

                               AMF Bowling, Inc.

   SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE OFFER AND WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 28, 1999, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST EXTENSION THEREOF, IF EXTENDED, THE "EXPIRATION DATE"). DEBENTURES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.


                                                                   June 29, 1999

To Our Clients:

  Enclosed for your consideration is an Offer to Purchase, dated June 29, 1999 (as the same may be amended from time to time, the "Offer to Purchase"), and a Letter of Transmittal and instructions thereto (the "Letter of Transmittal") relating to the offer (the "Offer") by AMF Bowling, Inc. ("AMF Bowling") to purchase for cash a minimum of $450,000,000 aggregate principal amount at maturity (40%) and up to $514,286,000 aggregate principal amount at maturity (45.7%) of its Zero Coupon Convertible Debentures due 2018 (the "Debentures") at a price of $140.00 per $1,000 principal amount at maturity (the "Repurchase Price").

  The materials are being forwarded to you as the beneficial owner of Debentures by us for your account or benefit but not registered in your name. A tender of any Debentures may only be made by us as the registered holder and pursuant to your instructions. Therefore, AMF Bowling urges beneficial owners of Debentures registered in the name of a broker, dealer, commercial bank, trust company or any other nominee to contact such registered holder promptly if they wish to tender Debentures in the Offer.

  Accordingly, we request instructions as to whether you wish us to tender any or all such Debentures held by us for your account or benefit pursuant to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal. We urge you to read carefully the Offer to Purchase and the Letter of Transmittal before instructing us to tender your Debentures.

  Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Debentures on your behalf in accordance with the provisions of the Offer. Debentures tendered pursuant to the offer may be validly withdrawn, subject to the procedures described in the Offer to Purchase, at any time before the Expiration Date.

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  Your attention is directed to the following:

    1. Unless the Offer is terminated or amended, the consummation of the Offer is conditioned, unless waived by AMF Bowling, upon (i) the closing on subscriptions obtained in exercising of the rights issued in and pursuant to the terms of the Rights Offering (as defined in the Offer to Purchase) being conducted concurrently with the Offer with proceeds of at least $120,000,000, (ii) Debentures in an aggregate principal amount at maturity of not less than $450,000,000 aggregate principal amount at maturity (40%) being validly tendered in the Offer and (iii) satisfaction of the General Conditions (as defined in the Offer to Purchase).

    2. Stockholders of AMF Bowling, which own in the aggregate a majority of AMF Bowling's common stock and approximately $495,950,000 principal amount at maturity of the Debentures, have indicated that they intend to tender all of their Debentures in the Offer subject to market conditions, although they are not obligated to do so.

    3. The Offer and the concurrent Rights Offering are part of a recapitalization plan being undertaken by AMF Bowling. For more information, please refer to the Offer to Purchase. The funds required to purchase validly tendered Debentures and to pay fees and expenses related to the Offer are to be provided from the proceeds of the Rights Offering.

    4. The Offer is being made for Debentures having an aggregate principal amount at maturity of a minimum of $450,000,000 (40%) and up to $514,286,000 (45.7%). If Debentures having an aggregate principal amount in excess of $514,286,000 are tendered, AMF Bowling will purchase Debentures having an aggregate principal amount of $514,286,000 pro rata in an amount per holder equal to a fraction the numerator of which is such holder's total principal amount of all Debentures validly tendered and the denominator of which is the total principal amount of Debentures tendered, multiplied by $514,286,000.

    5. The Offer and withdrawal rights will expire on the Expiration Date.

    6. Any transfer taxes incident to the transfer of Debentures from the tendering holder to AMF Bowling will be paid by AMF Bowling, except as provided in the Offer to Purchase and the Letter of Transmittal.

  If you wish to have us tender any or all of your Debentures held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. If you authorize the tender of your Debentures, all such Debentures will be tendered unless otherwise specified below. The Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Debentures held by us and registered in our name for your account or benefit.

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                                 INSTRUCTIONS

  The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred therein relating to the Offer.

  This will instruct you to tender the principal amount at maturity of Debentures indicated below held by you for the account or benefit of the undersigned pursuant to the terms of and conditions set forth in the Offer to Purchase and the Letter of Transmittal.


 Box 1 [_] Please tender ALL my Debentures held by you for my account or benefit.

 Box 2 [_] Please tender LESS than all my Debentures. I wish to tender
           $________ aggregate principal amount at maturity of Debentures.

 Box 3 [_] Please do not tender any Debentures held by you for my account or benefit.

 Date:_______________, 1999


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            SIGNATURE(S)                         PLEASE PRINT NAME(S) HERE

   Unless a specific contrary instruction is given, your signature(s) hereon shall constitute an instruction to us to tender all of your debentures.


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